Exhibit 21.1

Subsidiaries of the Registrant

New York Marine And General Insurance Company

Gotham Insurance Company

Southwest Marine And General Insurance Company

Mutual Marine Office, Inc.

Pacific Mutual Marine Office, Inc.

Mutual Marine Office of the Midwest, Inc.